Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 10/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ending October 31, 2003.

		Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/03/2003	$11,000	Federal National Mortgage Assoc	2.20%	01/14/2005
02/05/2003	10,900	U.S Treasury Note	1.625	01/31/2005
10/15/2003	8,000	Federal Home Loan Mtg.	2.290	10/28/2005
10/20/2003	11,000	Federal Home Loan Mtg.	2.410	11/04/2005